Exhibit 99.1

Elauwit Connection Appoints James Di Bartolo as Chief Financial Officer

Columbia, South Carolina - (Newsfile Corp. – April 1, 2026) - Elauwit Connection, Inc. (Nasdaq: ELWT) ("Elauwit" or the "Company"), a national managed services provider of turnkey broadband and property-wide WiFi networks serving multifamily, student housing, and senior living communities, today announced the appointment of James Di Bartolo as Chief Financial Officer, effective April 2, 2026.

“We are excited to welcome James to the Elauwit team as we continue to gain share in the robust multifamily housing market and expand the team to support our continued development,” said Dan McDonough, Executive Chairman. “James brings financial acumen and leadership to the role, plus a wealth of capital markets experience we intend to leverage as we continue to grow.”

“I also want to thank Sean Arnette for his exceptional work as part of the Elauwit team and our first Chief Financial Officer as a public company. Sean played a critical role in readying Elauwit for our initial public offering last fall, and led us through our first quarters as a public Company. We wish him well in his next role,” McDonough concluded.

Prior to joining the Company, Mr. Di Bartolo served as Vice President, Structured Investing Group at Goldman Sachs & Co. from October 2024 to March 2026. From June 2021 to October 2024, Mr. Di Bartolo served as Vice President, Strategic Transactions Group at Barclays PLC. He also served in Investment Banking roles at Lazard Frères & Co., Varadero Capital, L.P. and in the Natural Resources Group at Goldman Sachs & Co.

In connection with this transition, Mr. Arnette is departing from his position as Chief Financial Officer effective as of April 2, 2026.

About Elauwit Connection (Nasdaq: ELWT)

Elauwit is a publicly traded connectivity MSP dedicated to rental communities, including multifamily properties, student housing, and senior living. Elauwit designs, builds, and operates managed networks, backed by a service model that treats property teams and residents like a relationship, not an account number.

With dependable connections, exceptional resident support, and no-upfront-cost options, Elauwit helps owners deliver premium connectivity as a competitive advantage, supporting new revenue, resident retention and increased asset value.

Visit: www.elauwit.com

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company's growth strategies and its performance as a public company. The words “continue,” ”intend,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company's ability to achieve its growth objectives, and other factors set forth in the Company's filings with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Media Contact: Katie Hayward Vice President of Marketing sales-pr@elauwit.com

Investor Relations: Matt Kreps Darrow Associates mkreps@darrowir.com +1-214-597-8200